Ex 99.1


 Allegheny Energy, Inc. Expects 2000 Earnings of $2.80 to $2.90-
          Projects Substantial Earnings Growth in 2001


     Hagerstown, Md., December 19, 2000 -As a year of strong growth draws to a close, Allegheny Energy, Inc. (NYSE: AYE) today reported that it expects earnings per share for 2000, before extraordinary and other charges, to be in line with its previously estimated target of $2.80 to $2.90 per share, compared to $2.64 in 1999.

     Company officials today also reported that they are optimistic that 2001 earnings per share will be more than 10 percent higher than similar 2000 earnings, a result of the ongoing execution of an emerging growth strategy focused on increasing shareholder value.

     Michael P. Morrell, Senior Vice President and Chief
Financial Officer of Allegheny Energy, announced that Allegheny
Energy's positive earnings growth continues, which is very good news for shareholders.

     "We continue to make significant progress in growing earnings," said Morrell. "All of our primary businesses are doing very well, and our unregulated businesses continue to play a key role in achieving earnings that are notably higher than in the traditional, regulated utility environment. We remain on track to deliver 2000 earnings per share well in the range of $2.80 to $2.90 per share."

     Added Morrell, "For 2001, we will be advancing a very positive earnings growth story as we begin to realize the benefits of recent generation additions and capitalize on our strategy of becoming a national energy provider. We expect 2001 earnings to fall within the range of $3.10 to $3.30, and, if our recent acquisition of 1,710 megawatts of generating assets in the Midwest is successfully completed before the end of the second quarter, our earnings could be lifted to a range of $3.50 to $3.70 per share, a 25 percent increase over our expected 2000 earnings per share."


                             -more-


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     More information on the earnings estimates will be available as part of an analyst conference call December 19 at 1:30 p.m. Investors, the news media, and others may listen to a live broadcast of this call by visiting www.alleghenyenergy.com or www.streetevents.com and clicking on an available audio link. The call will also be archived on the Company's web site for 10 working days after the broadcast.

     An S&P 500 company, Allegheny Energy, Inc. is a diversified energy provider headquartered in Hagerstown, Md. The Allegheny Energy family includes Allegheny Power, which delivers electric energy and natural gas to about three million people in parts of Maryland, Ohio, Pennsylvania, Virginia, and West Virginia; Allegheny Energy Supply Company, LLC, which operates and markets competitive retail and wholesale electric generation and operates regulated electric generation for its affiliates; and Allegheny Ventures, which actively invests in and develops telecommunications and energy-related projects. For more information, visit our web site at www.alleghenyenergy.com.

     Certain statements above constitute forward-looking statements with respect to Allegheny Energy, Inc. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Allegheny Energy to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors may affect Allegheny Energy's operations, markets, products, services, and prices. Such factors include, among others, the following: general and economic and business conditions; industry capacity; changes in technology; changes in political, social, and economic conditions; regulatory matters; integration of the operations of Allegheny Energy; regulatory conditions applicable to the transaction; the loss of any significant customers; and changes in business strategy or business plans.


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